Exhibit 99.1

West Announces First-Quarter 2019 Results
- Conference Call Scheduled for 9 a.m. EDT Today -

Exton, PA, April 25, 2019 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the first-quarter 2019 and updated full-year 2019 financial guidance.
First-Quarter 2019 Summary (comparisons to prior-year period)

•	Net sales of $443.5 million grew 7%, organic sales growth was 11%

•	Reported-diluted EPS of $0.73 increased 26%

•	Adjusted-diluted EPS of $0.74 increased 19%

•	Repurchased 800,000 shares of common stock for $83.1 million

•	Company reaffirms full-year 2019 net sales guidance and raises full-year 2019 adjusted-diluted EPS guidance to a new range between $2.80 and $2.90, compared to a prior range between $2.77 and $2.89.

“Adjusted-diluted EPS” and “organic sales growth” are Non-U.S. GAAP measurements. See discussion under the heading “Non-U.S. GAAP Financial Measures” in this release.

“Our organization executed on multiple fronts to deliver a strong start to the year, with good growth performance across all segments and market units,” said Eric M. Green, President and Chief Executive Officer. “With double-digit organic sales growth in high-value products, coupled with continued execution on Global Operations strategic initiatives, we expanded adjusted operating profit margin by 250 basis points.”

Proprietary Products Segment
Net sales grew by 4.3% to $340.4 million. Organic sales growth was 9.4% with currency translation decreasing sales by 5.1%. High-value products (HVP) represented 60% of segment sales and had double-digit organic sales growth.

Our Biologics market unit had double-digit organic sales growth, led by HVP components such as NovaPure® and Westar® RU. Our Generics market unit had high-single digit organic sales growth, seeing a substantial increase in sales related to self-injection delivery device development agreements. Our Pharma market unit had low-single digit growth, impacted by a decline in Vial2Bag® sales due to our previously discussed voluntary recall.

Contract-Manufactured Products Segment
Net sales grew by 15.3% to $103.1 million. Organic sales growth was 18.9% with currency translation decreasing sales by 3.6%. Segment performance was led by strong sales of healthcare-related injection and diagnostic devices.

Financial Highlights
Operating cash flow was $47.6 million, an increase of 5.8%. Capital expenditures in the quarter were $28.8 million. Free cash flow (operating cash flow minus capital expenditures) was $18.8 million, an increase of 10.6%.

During the quarter, the Company repurchased 800,000 shares for $83.1 million at an average share price of $103.89, which completed the 2019 share repurchase program authorized by the Company’s Board of Directors.

The Company recorded $0.6 million of restructuring and related charges in the first-quarter 2019 from Global Operations actions that are streamlining our manufacturing network. This plan is expected to be completed by the end of 2019 and to require $7.0 million of restructuring and related charges in 2019. Implemented in the first-quarter of 2018, the Company expects cumulative expenses over the plan period to be approximately $15.0 million. Once fully completed, the Company anticipates that the plan will provide annualized savings of approximately $14.0 million.

Full-Year 2019 Financial Guidance

•	Continuing to expect net sales to be in a range between $1.795 billion and $1.820 billion

◦	Reaffirming organic sales growth range of 6% to 8%

◦
Net sales guidance includes a headwind of $34 million to $37 million for the full-year 2019 based on current foreign exchange rates, compared to prior guidance of a full-year negative impact of $30 million

•	Raising adjusted-diluted EPS to a new range between $2.80 and $2.90, compared to prior guidance range between $2.77 and $2.89

◦	Includes an estimated headwind of approximately $0.07 to $0.08 based on current foreign currency exchange rates, compared to prior guidance of a full-year negative impact of $0.06

First-Quarter 2019 Conference Call
The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 7794502.

A live broadcast of the conference call will be available at the Company’s website, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.

An online archive of the broadcast will be available at the website three hours after the live call and will be available through Thursday, May 2, 2019, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering conference ID 7794502.

Investor Contact:	Media Contact:
Quintin Lai	Emily Denney
Vice President, Investor Relations	Vice President, Communications
(610) 594-3318	(610) 594-3035
Quintin.Lai@westpharma.com	Emily.Denney@westpharma.com

Forward-Looking Statements

Certain forward-looking statements are included in this release. They use such words as “reaffirms,” “raises,” “expected,” “require.” “anticipates,” “complete,” “expects,” “provide,” “continuing,” “expect,” “reaffirming,” “includes,” “raising,” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. There is no certainty that actual results will be achieved in-line with current expectations. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; the ability to meet development milestones with key customers; our analysis of the root cause of the circumstances relating to the voluntary recall is still underway and we cannot predict the time or expense required to address the issues; our estimates of the impact on our financial results related to the voluntary recall are preliminary and subject to change as we conduct further analysis; and the voluntary recall and the related circumstances could subject us to claims or proceedings which may adversely impact our net sales and net income, as well as harm our reputation and customer relationships or distract management from operating our business. This list of important factors is not all inclusive. For a description of certain additional factors that could cause the Company’s future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-U.S. GAAP Financial Measures

For the purpose of aiding the comparison of our year-over-year results, we may refer to net sales and other financial results excluding the effects of changes in foreign currency exchange rates. Organic net sales exclude the impact from acquisitions and/or divestitures and translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. Dollar at the applicable foreign exchange rates in effect during the comparable prior-year period. We may also refer to financial results excluding the effects of unallocated items. The re-measured results excluding effects from currency translation and excluding the effects of unallocated items are not in conformity with U.S. generally accepted accounting principles (GAAP) and should not be used as a substitute for the comparable U.S. GAAP financial measures. The non-U.S. GAAP financial measures are incorporated into our discussion and analysis as management uses them in evaluating our results of operations and believes that this information provides users a valuable insight into our overall performance and financial position. A reconciliation of these adjusted Non-U.S. GAAP measures to the comparable U.S. GAAP financial measures is included in the accompanying tables.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended March 31,
	2019		2018
Net sales	$443.5	100%	$415.7	100%
Cost of goods and services sold	296.7	67	281.3	68
Gross profit	146.8	33	134.4	32
Research and development	9.8	2	9.6	2
Selling, general and administrative expenses	68.6	15	68.3	16
Other (income) expense, net	(2.3)	—	3.1	1
Operating profit	70.7	16	53.4	13
Interest expense, net	1.4	—	1.3	—
Other nonoperating income	(0.6)	—	(1.6)	—
Income before income taxes	69.9	16	53.7	13
Income tax expense	16.1	4	12.5	3
Equity in net income of affiliated companies	(1.6)	—	(2.4)	—
Net income	$55.4	12%	$43.6	10%

Net income per share:
Basic	$0.75		$0.59
Diluted	$0.73		$0.58

Average common shares outstanding	74.1		73.9
Average shares assuming dilution	75.3		75.5

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended March 31,
Net Sales:	2019	2018
Proprietary Products	$340.4	$326.2
Contract-Manufactured Products	103.1	89.5
Consolidated Total	$443.5	$415.7

Gross Profit:
Proprietary Products	$132.3	$121.2
Contract-Manufactured Products	14.5	13.2
Gross Profit	$146.8	$134.4
Gross Profit Margin	33.1%	32.3%

Operating Profit (Loss):
Proprietary Products	$77.0	$62.8
Contract-Manufactured Products	10.5	9.5
U.S. pension expense	—	(2.4)
Stock-based compensation expense	(6.2)	(3.4)
General corporate costs	(10.0)	(9.8)
Adjusted Operating Profit	$71.3	$56.7
Adjusted Operating Profit Margin	16.1%	13.6%

Restructuring and related charges	(0.6)	(3.3)
Reported Operating Profit	$70.7	$53.4
Reported Operating Profit Margin	15.9%	12.8%

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-U.S. GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Reported and Adjusted Operating Profit, Net Income and Diluted EPS

Three Months Ended March 31, 2019	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$70.7	$16.1	$55.4	$0.73
Restructuring and related charges(1)	0.6	0.2	0.4	0.01
Adjusted (Non-GAAP)	$71.3	$16.3	$55.8	$0.74

Three Months Ended March 31, 2018	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$53.4	$12.5	$43.6	$0.58
Restructuring and related charges(1)	3.3	0.6	2.7	0.03
Tax law changes (2)	—	(0.3)	0.3	0.01
Adjusted (Non-GAAP)	$56.7	$12.8	$46.6	$0.62

(1)
During the three months ended March 31, 2019 and 2018, the Company recorded $0.6 million and $3.3 million, respectively, in restructuring and related charges. The Company anticipates approximately $7.0 million of restructuring and related charges in 2019 to complete its current plan. Once fully completed, the Company expects that the plan will provide annualized savings of approximately $14.0 million.

(2)	During the three months ended March 31, 2018, the Company recorded a net tax charge of $0.3 million for the estimated impact of the Tax Cuts and Jobs Act.

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-U.S. GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Net Sales to Organic Net Sales(3)

Three Months Ended March 31, 2019	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$340.4	$103.1	$—	$443.5
Effect of acquisitions and/or divestitures	—	—	—	—
Effect of changes in currency translation rates	16.3	3.3	—	19.6
Organic net sales (Non-GAAP)(3)	$356.7	$106.4	$—	$463.1

(3)
Organic net sales exclude the impact from acquisitions and/or divestitures and translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period.

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-U.S. GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Reported-Diluted EPS Guidance to Adjusted-Diluted EPS Guidance

	2018 Actual	2019 Guidance	% Change
Reported-diluted EPS (GAAP)	$2.74	$2.73 to $2.83	(0.4%) to 3.3%
Restructuring and related charges	0.08	0.07
Argentina devaluation	0.02	—
Tax law changes	(0.03)	—
Adjusted-diluted EPS (Non-GAAP)(4)	$2.81	$2.80 to $2.90	(0.4%) to 3.2%

Notes:

See “Full-Year 2019 Financial Guidance” and “Non-U.S. GAAP Financial Measures” in today’s press release for additional information regarding adjusted-diluted EPS.

(4)
In 2018, tax benefits associated with stock-based compensation increased adjusted-diluted EPS by $0.19. We have opted not to forecast 2019 tax benefits from stock-based compensation in upcoming quarters, as they are out of the Company’s control. Instead, we recognize the benefits as they occur. In the first-quarter 2019, tax benefits associated with stock-based compensation increased adjusted-diluted EPS by $0.02. Any future tax benefits associated with stock-based compensation that we receive in 2019 would provide a positive adjustment to our full-year EPS guidance.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Three Months Ended March 31,
	2019	2018
Depreciation and amortization	$25.5	$26.4
Operating cash flow	$47.6	$45.0
Capital expenditures	$28.8	$28.0

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of March 31, 2019	As of December 31, 2018
Cash and cash equivalents	$265.5	$337.4
Accounts receivable, net	$318.2	$288.2
Inventories	$226.1	$214.5
Accounts payable	$137.7	$130.4
Debt	$195.5	$196.1
Equity	$1,372.9	$1,396.3
Working capital	$562.9	$610.7

Trademark Notices

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.